Exhibit 1.01

Conflict Minerals Report of Ascena Retail Group, Inc.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

For the Year Ending December 31, 2013

This Conflict Minerals Report was prepared by Ascena Retail Group, Inc. (“Ascena”) for calendar year 2013 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

1.	Introduction

The intent of this Conflict Minerals Report (“CMR”) is to describe Ascena’s due diligence process following Rule 13p-1 requirements. Per Rule 13p-1, due diligence is used to support a company’s determination as to whether or not there is evidence that the smelters or refiners within its supply chain are sourcing minerals that are considered “DRC Conflict Free”, that have “not been found to be DRC Conflict Free”, or that are considered “DRC Conflict Undeterminable”.

2.	Product Description and Identified Smelters

Ascena and its subsidiary brands contract to manufacture products that contain tin, tantalum, tungsten and/or gold (“3TG”), such as apparel, accessories, footwear, and jewelry. Ascena conducted an analysis of its products and found that small quantities of 3TG are present in some of its brands’ products.

Suppliers were requested to use the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Due Diligence Template (“EICC-GeSI Template”) to identify 3TG smelters or refiners (“SORs”) and associated countries of origin. Below is a summary of verified smelters1 identified during Ascena’s due diligence:

SOR / Facility Name	Conflict-Free Status[2]
Gold
Western Australian Mint trading as The Perth Mint	CFSP; LBMA

Tin
Malaysia Smelting Corporation (“MSC”)	CFSP
CNMC (Guangxi) PGMA Co. Ltd.
Yunnan Tin Company Limited	CFSP

Tungsten
None Provided	N/A
Tantalum
None Provided	N/A

1 Verified smelters are those listed by the EICC.

2 Conflict-free certifications by the following associations: the Conflict Free Sourcing Initiative (“CFSI”) Conflict-Free Smelter Program, the London Bullion Market Association (“LBMA”) Good Delivery Program; and the Responsible Jewellery Council Chain-of-Custody Certification.

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Countries of Origin for these SORs are believed to include: Australia, Chile, Papua New Guinea, South Korea, Malaysia, Indonesia, China, Rwanda, DRC- Congo (Kinshasa), Bolivia, Brazil, Canada, Peru

3.	Design of Due Diligence Measures

Ascena’s due diligence process is based on the Organization for Economic Cooperation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (collectively, OECD Guidance).3 It is important to note that the OECD Guidance was written for both upstream4 and downstream5 companies in the supply chain. As Ascena and its subsidiary brands are downstream companies in the supply chain, Ascena’s due diligence practices were tailored accordingly.

4.	Due Diligence Measures Implemented

Due diligence measures undertaken by Ascena included the following:

•	Create an internal team to support supply chain due diligence.

•	Utilizing internal and external resources, implement internal process and contractual measures in order to strengthen company engagement with suppliers.

•	Establish a company-level, or industry-wide, grievance mechanism.

•	Identify the SORs in the supply chain.

•	Design and implement a strategy to respond to supply chain risks.

•	Report risk management findings to senior management.

•	Report Annually on Supply Chain Due Diligence. This Form SD and CMR contained herein are publicly available at www.ascenaretail.com, under “For Investors”, “Featured Documents”.

5.	Steps to Improve Due Diligence

Ascena will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Develop and adopt a conflict minerals policy. Ascena’s conflict minerals policy will be made publicly available at www.ascenaretail.com.

•	Continue to assess the presence of 3TG in its supply chain.

•	Clearly communicate expectations to suppliers with regard to their performance, transparency, and sourcing.

3 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013, available at http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

4 Upstream companies refer to those between the mine and Smelters or Refiners (the “SORs”). As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders, and SORs.

5 Downstream companies refer to those entities between the SORs and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (“OEMs”), and retailers.

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•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program.

•	Devise and adopt a risk management plan.

•	Implement the risk management plan, monitor and track risk mitigation, report to senior management and evaluate supplier relationship.

•	Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances.

•	Implement training and education resources to be made available to its suppliers.

6.	Product Determination

Ascena is unable to determine whether or not various components/materials in its products are DRC conflict free. Ascena does not have sufficient information from suppliers or other sources to conclude whether the necessary conflict minerals originated in the DRC or in an adjoining country6 and, if so, whether the necessary conflict minerals were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free.

7.	Independent Private Sector Audit

Based on Ascena’s conclusion that it is unable to determine whether or not the components/materials in its products are DRC conflict free, a private sector audit is not required.

8.	Special Note Regarding Forward-Looking Statements

This Form SD and the accompanying Conflict Minerals Report contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Ascena’s current expectations, assumptions, estimates and projections about its business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied in, or contemplated by, the forward-looking statements. Ascena generally identifies these statements by words or phrases such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “may,” “should,” “estimate,” “predict,” “potential,” “continue,” or the negative of such terms or other similar expressions.

Ascena’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in Ascena’s Annual Report on Form 10-K and other reports Ascena files with the Securities and Exchange Commission. Ascena disclaims any intent or obligation to update or revise any forward-looking statements as a result of developments occurring after the period covered by this report.

6 The term “adjoining country” is defined in Section 1502(e)(1) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) as a country that shares an internationally recognized border with the DRC, which presently includes Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

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